Exhibit 99.1

Bonk, Inc. Announces Strategic Board Refresh to Align with New Corporate Vision

New Appointments Establish a Bonk-Aligned Majority on the Board of Directors, Adding Deep Expertise in DeFi, Institutional Finance, and High-Growth Digital Asset Operations

SCOTTSDALE, AZ – November 6, 2025 (GLOBE NEWSWIRE) – Bonk, Inc. (Nasdaq: BNKK) today announced the completion of a strategic refresh of its Board of Directors with the appointment of three new members: Connor Klein, an investment partner at New Form Capital, who joined the Board two weeks prior as disclosed in a Form 8-K filing; Stacey Duffy, a seasoned financial due diligence and transaction advisory expert; and Jamie McAvity, co-founder and CEO of Bitcoin miner Cormint, Inc.

These new appointments are designed to provide the Company with enhanced expertise in digital assets, capital markets, and high-growth operations as it executes on its new strategy centered around its subsidiary, BONK Holdings LLC. Following these changes, the Board of Directors is composed of seven members, with the four most recent appointments—including Mitchell Rudy (a.k.a. Nom)—giving the new, Bonk-aligned members a clear majority.

Concurrent with the new appointments, the Company announced the resignations of Jordan Schur and Rich Pascucci from the Board of Directors. Mr. Schur will remain in his executive role as President of Bonk, Inc.

The new members of Bonk, Inc.’s Board of Directors include:

●	Connor Klein: An Investment Partner at New Form Capital, Mr. Klein is responsible for investments across financial infrastructure, real-world assets, and DeFi. He previously worked in Investment Banking at Morgan Stanley in its consumer & retail group and in growth at Halliday, an Andreessen Horowitz-backed crypto payments startup. He holds a B.A. in Economics from the University of Pennsylvania.

●	Stacey Duffy, ACA: A Director-level financial due diligence professional, Ms. Duffy has extensive experience leading complex transactions for corporate and private equity clients at firms including Alvarez & Marsal and KPMG. Her historical deals range across public and private companies, international acquisitions, and carve-out transactions.

●	Jamie McAvity: The co-founder and CEO of Cormint, Inc., a Bitcoin mining company headquartered in Texas. Mr. McAvity has scaled Cormint to 130MW of capacity and has been recognized for operating the most efficient Bitcoin mining operation in 2023 and 2024 by CoinShares and MinerMag. Previously, he was a member of the management team and Board of Directors of Knock, Inc., a SaaS business that saw a successful exit to Realpage in 2022.

“We are thrilled to welcome Connor, Stacey, and Jamie to our Board of Directors,” said Jarrett Boon, CEO of Bonk, Inc. “Their collective expertise in DeFi, institutional finance, and scaling high-growth technology companies will be invaluable as we execute on our vision for BONK Holdings. Their appointments are a testament to the exciting new direction of our company. We also want to extend our deepest gratitude to Jordan Schur and Rich Pascucci for their dedicated service and significant contributions to the Company during its transition. They have been instrumental in our progress, and we wish them the very best.”

Mitchell Rudy (a.k.a. Nom), a BONK core contributor and Board Director, added, “Bringing on talent of this caliber is a testament to the scale of the opportunity we are pursuing. Connor’s deep expertise in DeFi and venture capital, Stacey’s command of complex financial transactions, and Jamie’s proven ability to scale high-growth operations in the digital asset space provide us with an incredible strategic advantage. This is the team we need to build the premier public vehicle for the BONK ecosystem, and I am thrilled to work alongside them.”

About Bonk, Inc. Bonk, Inc. (Nasdaq: BNKK), is a company evolving to bridge the gap between traditional public markets and the digital asset ecosystem. Following its strategic integration with letsBONK.fun, the Company is executing a new strategy focused on acquiring revenue-generating assets within the DeFi space to build a robust treasury of digital assets. The Company’s beverage division holds the patented Sure Shot beverage, designed to rapidly reduce blood alcohol content, as well as Yerbaé’s plant-based, energy beverage.

Investor Relations Contact: Phone: 561-244-700 Email: investors@bonkinc.com

Forward-Looking Statements: This press release contains forward-looking statements. Such statements are subject to risks and uncertainties, many of which are outside of the Company’s control, and actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the performance of BONK tokens, the successful integration and operational success with letsBONK.fun, the ability to execute on the Company’s treasury strategy, the successful divestiture of the beverage division, and other risks detailed in Bonk, Inc.’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K and Form 10-Q.